Exhibit 23.1

HARRIS & GILLESPIE CPAS, PLLC
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPAs, PLLC, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of our reports dated February 19th, 2015 on the financial statements of Illumitry Corp. as of December 31, 2014 to be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 11th day of March, 2015.

/s/ HARRIS & GILLESPIE CPAS, PLLC

HARRIS & GILLESPIE CPAS, PLLC
Certified Public Accountant’s